Exhibit 99.1

May 9, 2014

Hon. Melba I. Acosta Febo

Secretary

Department of the Treasury

Commonwealth of Puerto Rico

P.O. Box 9024140

San Juan, PR 00902-4140

RE: Closing Agreement dated March 26, 2012

Dear Secretary Acosta:

In a letter dated April 23, 2014 that Doral Financial Corporation (“Doral”) sent to you in response to your April 15, 2014 letter, Doral provided clear and uncontestable evidence of its rights under the closing agreement by and among Doral and its subsidiaries and the Department of the Treasury dated March 26, 2012 (the “2012 Closing Agreement”). One of such rights is the right to request the Commonwealth of Puerto Rico (the “Commonwealth”) a refund of the amounts contemplated in the 2012 Closing Agreement.

Pursuant to Paragraph 1 of the 2012 Closing Agreement Doral hereby requests that the Commonwealth pay all amounts due to Doral under the 2012 Closing Agreement. Doral expects payments to be made immediately. Doral also intends to exercise all legal remedies available to it to enforce collection and protect the interests of Doral and its stakeholders, including shareholders, depositors and employees.

We also request a meeting with you as soon as possible to discuss this request and to understand the Department’s timeline for meeting its payment obligations to Doral under the 2012 Closing Agreement.

Sincerely,

Glen R. Wakeman

Chief Executive Officer and President

Cc.	Hon. Rafael Blanco Latorre
Commissioner of Financial Institutions of Puerto Rico

Mr. John Vogel
Regional Director Federal Deposit Insurance Corporation